Exhibit 99.1

Sono-Tek Announces Preliminary Net Sales for Q4 and FY2024
and Provides Preliminary Sales Guidance for Q1 FY2025 and FY2025

- 12-Month Net Sales Reached ~$19.7 million, Gain of ~31% for FY2024 ended Feb 29, 2024-

- Q4 Net Sales Grew ~30% YOY; Backlog Grew ~7% YOY and Remains Strong-

- Strong Sales Projected for Q1 FY2025-

MILTON, NY, April 8, 2024 – Sono-Tek Corporation (NASDAQ: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced preliminary net sales and backlog for the fourth quarter of fiscal year 2024, ended February 29, 2024, and for the full fiscal year.

•	Preliminary net sales for the fourth quarter of FY2024 were approximately $4.8 million, compared to net sales of $3.7 million for the fourth quarter a year ago, an increase of approximately 30%.
•	Preliminary net sales for the twelve months of FY2024, were approximately $19.7 million, an increase of approximately 31% from net sales of $15.1 million in FY2023.
•	The preliminary estimate for equipment related backlog at February 29, 2024 is approximately $9.1 million, a year-over-year increase of 7% compared to backlog of $8.5 million at February 28, 2023, reflecting strong orders in the second, third, and fourth quarters of FY2024.
•	Net sales for the first quarter of FY2025, ending May 31, 2024, are expected to increase approximately 35%-40% year-over-year, compared to a weaker supply chain constrained period in last year’s first quarter.

Dr. Christopher L. Coccio, Executive Chairman of Sono-Tek, said, “Sono-Tek’s preliminary results remained strong for the fourth quarter and we ended the fiscal year at nearly $20 million in net sales, a new record for the Company and approximately 31% ahead of the previous year. Record shipments drove the increase, reflecting robust orders and delivery of several large orders which were delayed by Covid-related supply chain issues of the previous year. We expect a strong first quarter as well, against a weaker first quarter last year, and continued year over year growth for the full fiscal year ahead (FY2025, ending February 28, 2025), even though quarterly comparisons will be against record shipments for the year just ended.”

“Backlog is strong and activity levels in our development labs remain high. By working together with our customers and engineers, Sono-Tek’s advanced technology and ultrasonic coating systems have become critical elements in our customers’ manufacturing processes, including in the clean energy sector in applications such as next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture. The announcement from several of our largest customers of their own multiple multi-million dollar orders supports our outlook for growth and we look forward to the year ahead.”

Sono-Tek’s final fourth quarter and FY2024 financial results, ended February 29, 2024, will be released in May 2024, and an investor conference call will be held at that time as well.

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide. Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and the research and development sectors. Sono-Tek's bold venture into the clean energy sector is showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications as we shape a sustainable future.

The Company’s product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing Sono-Tek’s market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services ensures unparalleled results for our clients, and helps some of the world's most promising companies achieve technological breakthroughs and bring them to the market. The company strategically delivers its products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe. For more information, please visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially.

These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; residual effects from COVID-19 pandemic; maintenance of increased order backlog and timely completion and shipment of related product; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the alternative energy market; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley

Chief Financial Officer

Sono-Tek Corporation

info@sono-tek.com

Investor Relations:

Catie Corcoran

PCG Advisory

(804)767-9773

catie@pcgadvisory.com